Exhibit 99.1

Chineseinvestors.com, Inc. Unveils First CBD Skincare Line on Alibaba’s

Largest Online Retail Platform, Tmall

Through its subsidiary CBD Biotechnology Co. Ltd., Alibaba’s Tmall will provide a full line of CBD cosmetics to over 500 million registered customers in China

SAN GABRIEL, CA (October 16, 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or “the Company”), a leading online financial information provider and seller of industrial hemp CBD products for the global Chinese community, today announced that its subsidiary, CBD Biotechnology Co. Ltd., has entered into Alibaba Group's Tmall (NYSE: BABA), China’s largest e-commerce marketplace for global and domestic brands and retailers.

This move significantly expands the Company’s footprint and reach of its full line of CBD skincare products to include Alibaba’s 500 million registered customers on Taobao and Tmall just in time to welcome the Double 11, also known as Singles’ Day, and Double 12 Shopping Festivals. These two national events occur between October and December and have historically yielded China’s highest volume of sales for online merchandise, adopted by online retailers and driven by Alibaba’s Taobao and Tmall. Singles’ Day is a national occasion for single adults to celebrate and socialize, which is highlighted by shopping festivals.

Warren Wang, CEO of Chineseinvestors.com, commented, “CBD Biotechnology Co. Ltd. is not only one of the first companies to produce and sell CBD skincare products in China, but now it is the first CBD skincare company to enter Tmall. We now have significantly extended our sales channel and through our dedication in educating our audience on the benefits of our product, believe that we are on the path to strengthening our brand influence for the massive cosmetics industry within China and the global Chinese community. From October 15 through the end of December 2018, our company will invest 2.5 million RMB in online marketing and advertising for all of our CBD skincare product lines. The total single day volume of transactions during the Double Eleven Shopping Festival in 2017 reached 168.2 billion. We are thrilled to be participating in the Double 11 and Double 12 Shopping Festivals this year.”

Alibaba's Tmall global e-commerce marketplace provides a variety of products and high-quality brands on its e-commerce online platform. According to the agreement, Tmall will feature CBD Biotechnology’s skincare line for its 500 million registered customers, providing a new opportunity for CIIX to expand the reach of its products into the Chinese market.

Xiangyang Hui, CEO of CBD Biotechnology Co. Ltd., adds, “Of the hundreds of thousands of companies that apply for authorization to be included on Tmall, few are approved, making this one of the most sought after e-commerce platforms. This is an amazing opportunity and huge accomplishment to successfully open our own store. We will be advertising on well-known online platforms and apps like Today’s Headline, Tik Tok, Huoshan.com, Watermelon Video, Iqiyi and Baidu Information Flow. We estimate that from October 2018 to September 2019, the total sales of CBD skincare products will have the opportunity to reach 12 million RMB.”

For further information, please visit CBD Biotechnology Co. Ltd.’s Tmall store at https://xibidihzp.tmall.com.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, Chineseinvestors.com has developed a proprietary financial news media and content platform providing information to the global Chinese-speaking community, in China, the United States, Canada and around the world. This platform provides access to the estimated 20% of the global population that speaks Mandarin, the largest language group in the world. The Company is leveraging this platform and expanding its offerings to include additional products and services. The Company has launched, through its wholly owned subsidiaries CBD Biotechnology Co. Ltd. and ChineseHempOil.com, Inc., the websites ChineseHempOil.com and uscbd.net, to generate online sales of the Company’s industrial hemp-derived CBD products in both the U.S. and China. These assets make ChineseInvestors.com, Inc. the world’s first U.S. publicly traded company promoting hemp-derived CBD products for the Chinese community. Chineseinvestors.com has headquarters in San Gabriel, California, with primary offices and facilities in New York and Shanghai, China.

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Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the company's SEC filings. These risks and uncertainties could cause the company's actual results to differ materially from those indicated in the forward-looking statements.

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com

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